EXHIBIT 10.2
[Letterhead of Thales SA]

Hypercom Corporation 2851
W.Kathleen Road Phoenix, Arizona,
USA 85053

20 December 2007
Re: Your binding offer for the acquisition of Thales E-Transactions companies
Dear Sirs,
We thank you for your binding offer of the date hereof, to purchase the shares of capital stock of Thales E-Transactions SA and related subsidiaries of Thales SA by Hypercom Corporation in accordance with the draft Share Purchase Agreement attached thereto (such acquisition, the “Potential Transaction”).
We will submit your offer for review by Thales SA’s executive committee and initiate the information and consultation process with the relevant employee representatives of the Companies (in which respect Hypercom will co-operate, as may be reasonably required, with Thales and all Companies in the Thales Group with respect to the information and consultation of the relevant work councils). As and when these are completed, we will inform you of Thales SA’s decision with respect to your offer.
Thales SA, on its own behalf and on behalf of each of its subsidiaries named in the draft Share Purchase Agreement (“Subject Subsidiaries”), on the one hand, and Hypercom, on the other hand, covenants and agrees that during the period from the date of this letter until the earlier of the execution and delivery of the Share Purchase Agreement by Thales SA or the expiration date of the binding offer, (A) Thales SA shall not, and shall cause the Subject Subsidiaries, and any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Thales SA or such Subject Subsidiaries (collectively, “Representatives”), not to, and (B) Hypercom shall not, and shall cause its Representatives not to, in each case, (i) solicit, initiate or encourage the submission of any Company Acquisition Proposal (defined below), (ii) enter into any agreement with respect to any Company Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal (other than the Potential Transaction). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative, whether or not such Representative is purporting to act on behalf of Thales SA or such Subject Subsidiaries or Hypercom, shall be deemed to be a breach of this letter by Thales SA, or Hypercom, as the case may be.
As of the date hereof, Thales SA and Hypercom shall, immediately cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action conducted by them prior to the date hereof with respect to any Company Acquisition Proposal. In this regard, Hypercom is aware and has acknowledged that Thales prior to the date hereof has engaged in such actions with third parties and that no action taken prior to the date hereof shall constitute a breach of the terms hereof.
For purposes of this letter, “Company Acquisition Proposal” means, (A) with respect to Thales (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving a Subject Subsidiary, (ii) any proposal for the issuance or sale by a Subject Subsidiary of shares of capital stock as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, the capital stock or assets of any Subject Subsidiary, other than in connection with sales of products or services in the ordinary course of business and (B) with respect to Hypercom subject to the fiduciary duties of its Board of Directors, (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Hypercom, (ii) any proposal for the issuance or sale by Hypercom of shares of capital stock as consideration for the assets or securities of another person (except to finance the Potential Transaction) or (iii) any proposal or offer by Hypercom to acquire in any manner, directly or indirectly, the capital stock or assets of any other person or by any person to acquire in any manner, the capital stock or assets of Hypercom in excess of U.S. $15 Million (except to finance the Potential Transaction), other than in connection with sales of products or services in the ordinary course of business.
The parties hereto agree that neither party shall be under any obligation to enter into or agree to enter into the Potential Transaction by virtue of this letter agreement, unless and until the parties shall execute a definitive agreement in respect of the Potential Transaction.
The parties hereto agree that this letter agreement, its content and all matters concerning the Potential Transaction strictly confidential shall not be disclosed to any person whatsoever by a party or any Representative of such party without the other party’s prior written consent, which consent shall not be unreasonably withheld; provided that, the parties acknowledge that they will issue public announcement with respect to the arrangements described herein, the content of which shall be in the form of announcements attached hereto. The parties hereto acknowledge that the obligations of the other party under this letter are conditional upon compliance with such confidentiality obligation by the other party.
The terms of this letter are governed by French law, and, in connection with any dispute, controversy or claim arising out or in connection with this letter, the parties agree to submit the matter to proceedings as described in the Arbitration Section of the draft Share Purchase Agreement.
Yours sincerely,

/s/ Thomas Got
For Thales SA
Name: Thomas Got
Acknowledged and Agreed:

/s/ Daniel D. Diethelm
For Hypercom Corporation
Name: Daniel D. Diethelm